Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 28, 2018 relating to the balance sheet of Industrea Acquisition Corp. as of December 31, 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 7, 2017 (date of inception) through December 31, 2017, and to the reference to our Firm under the caption “Independent Registered Public Accounting Firms” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
November 8, 2018